UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2004

Exact name of registrant as specified in its charter
Commission	and principal office address and telephone	State of	I.R.S. Employer
File Number	number	Incorporation	I.D. Number
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On January 27, 2004, Washington Gas Light Company (Washington Gas or the Company), a wholly owned subsidiary of WGL Holdings, Inc., filed an expedited rate case application with the State Corporation Commission of Virginia (SCC of VA) to increase rates for customers served in Virginia. The application requested an increase in annual revenues of $19.6 million, with an overall rate of return of 8.70 percent and a 10.50 percent return on common equity. On February 26, 2004, based upon expedited rate case filing procedures, Washington Gas placed the proposed revenue increase into effect, subject to refund, pending the SCC of VA’s final decision in the proceeding.

On August 20, 2004, the Staff of the SCC of VA (VA Staff) filed testimony in response to Washington Gas’ proposed rate application. The testimony of the VA Staff, which was based upon updated financial information for revenues, rate base, and labor expense through March 31, 2004, proposed a reduction in annual revenues of $6.5 million reflecting, among other proposed adjustments, a recommendation to lower the overall rate of return to 8.28 percent and the return on common equity to 9.7 percent. Also, in connection with an earnings test calculation performed by the VA Staff for the twelve-month period ending June 30, 2003, the VA Staff proposed that Washington Gas be required to record additional depreciation expense of $6.1 million (pre-tax), along with a corresponding increase to the accumulated reserve for depreciation. The VA Staff proposed this increase to depreciation expense as a result of a Final Order of the SCC of VA issued on December 18, 2003. Under this Final Order, Washington Gas is required to perform an annual earnings test that is intended to determine if the Company has earned in excess of its allowed return on common equity for its Virginia operations. To the extent Washington Gas earns in excess of its allowed return on common equity, it is required to increase depreciation expense, with a corresponding increase in the accumulated reserve for depreciation.

On September 15, 2004, six participants in the rate case, including Washington Gas and the VA Staff, submitted a Stipulation to the SCC of VA. The Stipulation, if approved by the SCC of VA, would resolve all issues related to Washington Gas’ January 27, 2004 expedited rate case application filed with the SCC of VA.

If the Stipulation is approved by the SCC of VA, Washington Gas would not change its annual base revenues, and would maintain the allowed rate of return on common equity of 10.50 percent and the overall rate of return of 8.44 percent as approved by the December 18, 2003 Final Order. Refunds to customers, with interest, would be made within 90 days of the issuance of a Final Order by the SCC of VA, for the amount of the proposed annual revenue increase that has been collected since February 26, 2004. Based on the terms of the Stipulation, the Company expects to implement billing rates in early October, 2004 that reflect the level of annual revenues determined in the December 18, 2003 Final Order and to implement the agreed upon changes in rate design that are contained in the Stipulation.

The Company’s financial results for the nine months ended June 30, 2004 reflected a provision for rate refunds to customers based on the difference between the amount the Company had collected in rates subject to refund through June 30, 2004, and the amount that the Company had expected to be realized from the final outcome of the pending rate case, based on management’s judgment at that time. The amount of the proposed revenue increase that had been included in net income for the nine months ended June 30, 2004, after considering the provision for rate refunds, was $2.2 million before income taxes and $1.3 million after income taxes, or $0.03 per diluted average common share. After taking into consideration the Stipulation that was filed with the SCC of VA, it is expected that Washington Gas will increase its provision for rate refunds in the fourth quarter ended September 30,

2004. This provision will eliminate $0.03 per diluted average common share previously recorded in the nine months ended June 30, 2004 and will preclude the Company from recording $0.01 per diluted average common share that it had anticipated realizing in the quarter ended September 30, 2004. After the additional provision for rate refunds is recorded, there will not be any effect on fiscal year 2004 or 2005 earnings for the rates initially put into effect in February 2004.

The Stipulation, if approved, also provides for a one-time credit to all Virginia customers of $3.2 million for certain liabilities that were previously recorded by Washington Gas. Providing this credit to customers will not cause any material adjustment to the earnings recorded through June 30, 2004, or to the earnings for any other period.

Under the Stipulation, Washington Gas would be required to file with the SCC of VA, within 90 days of a Final Order, an earnings test calculation for the twelve-month period ended December 31, 2003. This earnings test calculation would replace the earnings test calculation for the twelve-month period ended June 30, 2003 that was filed previously by the Company with the SCC of VA as part of Washington Gas’ expedited rate case application and eliminate the need for accounting adjustments related to the proposed earnings test calculation filed by the VA Staff on August 20, 2004, as discussed above. Any effect on the Company’s net income from this earnings test to be filed for the twelve-month period ended December 31, 2003 has not been reflected on the books of the Company as of June 30, 2004, or included in any earnings guidance that has been provided to date. All future annual earnings test calculations would be filed with the SCC of VA on a calendar year basis, commencing with the twelve months ended December 31, 2004.

In accordance with the Stipulation, Washington Gas agrees that it will not file an application with the SCC of VA to increase its base rates such that the proposed increased rates would become effective, on an interim basis, before January 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date: September 15, 2004	/s/ Mark P. O’Flynn
Mark P. O’Flynn
Controller
(Principal Accounting Officer)